Exhibit 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL SECOND QUARTER 2007 RESULTS

INDIANAPOLIS, May 9, 2007/PRNewswire -- The Steak n Shake Company (NYSE:SNS) today announced its revenues and earnings for the second quarter 2007 ended April 11, 2007.

Highlights of the fiscal second quarter include:
•	Total revenues increased 2.3% to $202.2 million
•	Net earnings were $6.0 million
•	Diluted earnings per share were $0.21

Fiscal Second Quarter 2007 Results
Total revenues for the fiscal second quarter 2007 grew 2.3% to $202.2 million compared to the same quarter last year.  Same-store sales declined 4.7% with approximately 1.7% of the decline related to adverse weather in February and March that impacted much of Steak n Shake’s Midwest market.

Net earnings for the fiscal second quarter 2007 were $6.0 million, or $0.21 per diluted share, compared to $8.5 million, or $0.30 per diluted share, in the prior year period.

Peter Dunn, President and Chief Executive Officer commented, “While we continue to make progress on key operating fundamentals, it has not been enough to offset economic challenges. During the quarter we experienced the impact of adverse weather in our core markets as well as consumer reaction to rising gas prices and higher interest rates. In addition, our Southeastern markets were impacted by the decline in sales of existing homes and housing starts.”

“While fiscal 2007 continues to be a very challenging year, we are determined to shape our future by enhancing the design and execution of the Steak n Shake business model based on recently completed research called the ‘Guest Winning Promise’ and related projects.  This research provides powerful insights on how to optimize critical dimensions of the business including the design of our service model, food offerings as well as building interior and exterior design. We believe these insights have the potential to reinvigorate same store sales as we begin to enhance the economics of Steak n Shake over time.“

As of April 11, 2007, there were 490 Steak n Shake restaurants operating in 20 states, including 439 Company-owned restaurants and 51 franchised units.  During the quarter, the Company opened 6 new restaurants in four states and one franchise unit.

Fiscal 2007 Guidance
Given the difficult economic environment outlined above, the Company is revising the full year diluted earnings per share guidance for fiscal year 2007 to a range of $0.53 to $0.67 from the previous range of $0.90 to $1.00. Included in the revised earnings per share range is a non-cash charge of $0.14 to $0.17 of fully diluted earnings per share related to the anticipated closure of 10 to 15 underperforming units during the remainder of fiscal 2007.  The revised range also includes $0.04 to $0.05 of diluted earnings per share of non operating expenses related to evolution of the organization and completion of major IT projects. These expenses will be incurred in the back half of the 2007 fiscal year.

The revised guidance is based on expected same store sales of down 2% to 4%, which is being revised from the previous same store sales guidance range of positive 1% to down 3%.

The Company also reaffirmed the opening of approximately 15 Company-owned restaurants and at least 7 franchise units during fiscal 2007.

New Director
The Company is also pleased to announce that Geoffrey Ballotti recently joined its Board of Directors.  Mr. Ballotti is a graduate of Colby College and Harvard Business School.  He is a senior executive with Starwood Hotels & Resorts Worldwide and currently serves as the President of its North American division. Mr. Ballotti will serve on the Company's Audit, Nominating/Corporate Governance and Personnel/Benefits Committees.

Investor Conference Call and Webcast
The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time, 4:00 p.m. Central Time today.  Hosting the call will be Peter Dunn, President and Chief Executive Officer, and Jeffrey A. Blade, Senior Vice President and Chief Financial Officer.

Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.steaknshake.com.  The on-line replay will be available for a limited time immediately following the call.

The call can also be accessed live over the phone by dialing (866) 409-1564, or for international callers, (913) 312-1234.  A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The passcode for the replay is 6374264.  The replay will be available until May 16, 2007.

About Steak n Shake
Steak n Shake is a full service, casual dining restaurant serving a core menu of its famous STEAKBURGER™ sandwiches, thin ‘n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast.  All of the food is prepared to the guest’s order and served by friendly, well-trained associates.  Steak n Shake restaurants feature fullservice dining areas, counter service and drive-thru windows and are open 24 hours a day, seven days a week.

This press release contains forward-looking information.  In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing.  Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate”, “believe”, “expect”, “may”, “will”, and other similar terminology.  These statements speak only as of the date they were made and involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements.  Several factors, many beyond our control, could cause actual results to differ significantly from our expectations, such as the following: effectiveness of operating initiatives; changes in economic conditions; effectiveness of advertising and marketing initiatives; harsh weather conditions, primarily in the first and second quarters; availability and cost of qualified restaurant personnel; changes in consumer tastes; changes in consumer behavior based on publicity or concerns relating to food safety or food-borne illnesses; effectiveness of our expansion plans; changes in minimum wage rates; changes in food commodity prices; completion of merger or acquisitions and successful integration of those transactions; and changes in applicable accounting policies and practices.  The foregoing list of important factors is not intended to be all-inclusive as other general market, industry, economic, and political factors may also impact our operations.  Readers are cautioned not to place undue reliance on our forward-looking statements, as we assume no obligation to update forward-looking statements.

Contact:           Jeffrey A. Blade
Jeff.blade@steaknshake.com
www.steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	SIXTEEN				TWENTY-EIGHT
	WEEKS ENDED				WEEKS ENDED
	4/11/2007		4/12/2006		4/11/2007		4/12/2006
	(UNAUDITED)		(UNAUDITED)		(UNAUDITED)		(UNAUDITED)
(Amounts in $000's, except share and per share data)
Revenues
Net sales	$201,055	99.5%	$196,520	99.4%	$347,513	99.5%	$334,372	99.4%
Franchise fees	1,096	0.5%	1,137	0.6%	1,904	0.5%	2,026	0.6%
	$202,151	100.0%	$197,657	100.0%	$349,417	100.0%	$336,398	100.0%

Costs and Expenses
Cost of sales (1)	46,188	23.0%	44,601	22.7%	79,258	22.8%	76,121	22.8%
Restaurant operating costs (1)	101,783	50.6%	98,283	50.0%	177,251	51.0%	168,074	50.3%
General and administrative	17,551	8.7%	16,303	8.2%	31,106	8.9%	28,775	8.6%
Depreciation and amortization	9,825	4.9%	8,715	4.4%	17,051	4.9%	15,112	4.5%
Marketing	9,148	4.5%	9,154	4.6%	15,574	4.5%	15,006	4.5%
Interest	4,242	2.1%	3,106	1.6%	7,375	2.1%	5,893	1.8%
Rent	4,255	2.1%	3,873	2.0%	7,303	2.1%	6,407	1.9%
Pre-opening costs	812	0.4%	977	0.5%	1,746	0.5%	2,156	0.6%
Provision for store closings	(127)	-0.1%	(103)	-0.1%	(193)	-0.1%	(103)	0.0%
Other income, net	(539)	-0.3%	(438)	-0.2%	(944)	-0.3%	(1,094)	-0.3%
	193,138	95.5%	184,471	93.3%	335,527	96.0%	316,347	94.0%

Earnings Before Income Taxes	9,013	4.5%	13,186	6.7%	13,890	4.0%	20,051	6.0%

Income Taxes	3,021	1.5%	4,655	2.4%	3,733	1.1%	6,861	2.0%

Net Earnings	5,992	3.0%	8,531	4.3%	10,157	2.9%	13,190	3.9%

Net Earnings Per Common and
Common Equivalent Share:
Basic	$0.21		$0.31		$0.36		$0.48
Diluted	$0.21		$0.30		$0.36		$0.47

Weighted Average Shares
and Equivalents:
Basic	28,025,019		27,730,596		27,974,493		27,689,806
Diluted	28,230,461		28,077,224		28,191,845		28,019,211

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	4/11/2007	9/27/2006
(Amounts in $000's)	(UNAUDITED)	(UNAUDITED)
Assets
Current assets	$29,775	$30,920
Property and equipment - net	508,312	490,142
Other assets	24,542	21,459

Total assets	$562,629	$542,521

Liabilities and Shareholders' Equity
Current liabilities	$91,781	$83,083
Deferred income taxes and credits	9,707	9,605
Obligations under capital leases	142,220	143,996
Senior note	17,761	18,802
Shareholders' equity	301,160	287,035

Total liabilities and shareholders' equity	$562,629	$542,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	4/11/2007	4/12/2006
	(UNAUDITED)	(UNAUDITED)
(Amounts in $000's)
Net cash provided by operating activities	$19,710	$39,547
Net cash used in investing activities	(35,774)	(46,143)
Net cash provided by (used in) financing activities	13,555	8,008

Increase (Decrease) in Cash and Cash Equivalents	$(2,509)	$1,412